Exhibit 10.1
EDUCATION MANAGEMENT CORPORATION
AMENDMENT TO
NONQUALIFIED STOCK OPTION AGREEMENT
(Performance-Vesting)
     This Amendment to Nonqualified Stock Option Agreement (Performance-Vesting) (this “Amendment”) is entered into by and between Education Management Corporation, a Pennsylvania corporation (the “Company”), and _______________ (the “Participant”).
RECITALS:
     WHEREAS, the Company adopted the Education Management Corporation 2006 Stock Option Plan, as amended (the “Plan”), for the benefit of its eligible employees and directors (capitalized terms not otherwise defined herein shall have the meanings given thereto in the Plan);
     WHEREAS, on ______________, the Company and the Participant entered into a Nonqualified Stock Option Agreement (Performance-Vesting) under the Plan (the “Agreement”), pursuant to which the Company granted the Participant an Option to purchase shares of the Company’s common stock on the terms and conditions set forth therein;
     WHEREAS, the Company and the Participant wish to amend the vesting criteria for the Option set forth in the Agreement; and
     WHEREAS, pursuant to Section 16 of the Agreement, the Agreement may be amended by mutual agreement of the Company and the Participant.
     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
          1. Section 3 of the Agreement is amended and restated in its entirety to read as follows:
          “3. Vesting.
          (a) Subject solely to the provisions of Sections 4(a), 4(b) and 4(c) below and Section 8(b) of the Plan, the Option shall vest and become exercisable with respect to the Shares then subject to it at the times, and to the degree, set forth in this Section 3, upon one or more Realization Events. If a Realization Event would result in vesting under each of Section 3(b) and 3(c), then the number of Shares that shall vest upon any such Realization Event shall equal the greater of the number of Shares that would vest upon such Realization Event pursuant to Section 3(b) or Section 3(c). The portion of the Option which has become vested and exercisable as described in this Section 3 is hereinafter referred to as the “Vested Portion.”

          (b) Upon the occurrence of a Realization Event in which any Principal Stockholder receives cash or marketable securities in respect of its interest in Shares by means of a sale, exchange or other disposition of its interest in Shares (other than transfers by members of the Principal Stockholders to or among their respective Affiliates), the Option shall vest and become exercisable with respect to (i) that number of Shares subject to the Option that bears the same proportion to (ii) the total number of Shares subject to the Option (treating Shares in respect of which the Option has already been exercised as, for this purpose, then still subject to the Option) as (x) the number of Shares sold by the Principal Stockholders in the Realization Event bears to (y) the total number of Shares held by the Principal Stockholders (including, for this purpose, Shares previously sold, exchanged or otherwise disposed of).
          (c) Upon the occurrence of a Realization Event, the Option shall vest and become exercisable with respect to the Shares then subject to it at the times, and to the degree, set forth in the following schedule:

Cash on Cash Return Realized by Principal
Stockholders on Invested Capital	Applicable Percentage
200%	20% of the Shares then subject to the Option
250%	40% of the Shares then subject to the Option (treating Shares in respect of which the Option has already been exercised as, for this purpose, then still subject to the Option)
300%	60% of the Shares then subject to the Option (treating Shares in respect of which the Option has already been exercised as, for this purpose, then still subject to the Option)
350%	80% of the Shares then subject to the Option (treating Shares in respect of which the Option has already been exercised as, for this purpose, then still subject to the Option)
400%	100% of the Shares then subject to the Option
For purposes of this Agreement, “Cash on Cash Return” shall mean the aggregate gross cash return (e.g., without deduction for taxes or for amounts invested by the Principal Stockholders in Shares) realized by the Principal Stockholders on all of the capital invested by them in Shares. Such return shall include cash (and marketable securities) realized as a result of any disposition or exchange of Shares owned by the Principal Stockholders, as well as cash (and marketable securities) received as dividends or other distributions in respect of Shares owned by the Principal Stockholders. The Cash on Cash Return targets shall be separately calculated for, and must be separately satisfied with respect to, capital invested in Shares by the Principal Stockholders after the Effective Date, so that the applicable Cash on Cash Return target stated as a percentage equals 100 + ((x/36) times (y-100)), where x = the number of months that have elapsed from the date of investment through the date the return is being measured, (provided that x shall not exceed 36), and y = the applicable Cash on Cash Return percentage from the schedule above; provided, however, that for purposes of such calculation, returns shall first be attributed to the earliest capital invested.1 If one or more of the Principal Stockholders ceases to own any Shares, Cash on Cash Return shall thereafter be determined based solely on the returns realized by the remaining Principal Stockholder(s). Immediately following a Realization Event described in clause (ii) of the definition thereof in Section 2(w) of the Plan (a “Clause (ii) Realization Event”), the sum of (x) the Fair Market Value of the remaining Shares owned by the Principal Stockholders, plus (y) the Fair Market Value of property previously received by the Principal Stockholders in respect of Shares in forms other than cash (or marketable securities), shall be considered as cash proceeds received by the Principal Stockholders, and there shall be no further vesting thereafter; provided, however, that in the event that some or all of the proceeds received (or to be received) by the Principal Stockholders in respect of any disposition of Shares owned by them is in the form of contingent payments or proceeds (e.g., installment sale proceeds, earn-out proceeds, escrow amounts, etc.), then, at the time that such contingent payments or proceeds (if any) are received by the Principal Stockholders, the Cash on Cash Return shall be recalculated and the Applicable Percentage above increased if necessary to reflect the receipt of such payments or proceeds. Notwithstanding the foregoing, to the extent that a Clause (ii) Realization Event has not occurred as of the nine-year and six-month anniversary of the Date of Grant and there are any contingent payments or proceeds that have not been received by the Principal Stockholders (or property previously received by the Principal Stockholders that has not already been reduced to cash or marketable securities) as of that date, then the Fair Market Value of such contingent payments or proceeds (or property) shall be determined and the Cash on Cash Return shall be recalculated and the Applicable Percentage above increased, if necessary.”
          2. Except to the extent expressly amended hereby, the Agreement shall remain in full force and effect in all respects.
[Signature page follows]

[1]	For purposes of illustration, to achieve a 60% Applicable Percentage, (i) a 300% Cash on Cash Return would have to be realized on the Principal Stockholders’ initial capital investment and (ii) on subsequently invested capital measured on a realized return to the Principal Stockholders two years following the date of investment, the Cash on Cash Return needed on that subsequently invested capital would be equal to 233% (100 + ((24/36) * (300-100)) = 233).

          IN WITNESS WHEREOF, the Company and the Participant have caused this Amendment to be executed as of the ____ day of _________, 2011.

EDUCATION MANAGEMENT CORPORATION

By:

Name:
Title:

PARTICIPANT

Print Name: